Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Entera Bio Ltd.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value of NIS 0.0000769	Rule 457(c)	16,500,894(3)	$0.84	$13,860,751	$147.60 per $1,000,000	$2,045.85
Fees Previously Paid
	Total Offering Amounts					$13,860,751		$12,045.85
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,045.85

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares, par value of NIS 0.0000769 (“ordinary shares”), of Entera Bio Ltd., that may be offered or become issuable by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding ordinary shares.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of an ordinary share as reported on the Nasdaq Capital Market on January 31, 2024.

(3)	Representing 16,500,894 ordinary shares, including 9,838,505 ordinary shares issuable upon exercise of certain issued and outstanding warrants.